Dear Schering AG Employees,
Yesterday, the management of Merck KGaA decided to make an offer for the takeover of Schering AG. We are confident that the offer is a good one: for the shareholders, for the German economy, and for the workforce, too. It is especially important for us that you, the employees, should understand why this offer represents a unique chance for you as well.
Together with you we want to
•	create a world class German pharmaceutical/chemical company

•	and translate research and market successes into growth.
Well-matched as they are in many areas, the two companies complement each other perfectly and thus form the ideal fundament for our vision of the future. Attaching great importance to innovation, as we both do, we are already among the leaders worldwide in many fields. As we see it, there is no reason why Germany, traditionally home to many major pharmaceuticals companies and a country that once enjoyed the reputation of being the “world’s pharmacy”, should not once again achieve prominence at the forefront of the global pharmaceuticals market.
Why, you may wonder, are we so sure that by joining forces we will be even more successful than we have already been in the past?
The answer is quite simple: We think in terms of generations, not quarters.
Our thinking and our actions are motivated by the desire to secure long-term success. Our company is now being run by the 12th generation of the same family — in itself, a guarantee for the success of our forward-looking vision.
According to our corporate philosophy it is the people — staff, owners and customers — that make a company what it is, and not just naked figures. At Merck corporate strategy is decided by the family owners, in the form of the Family Board. The day-to-day operative running of the company is the management’s responsibility. Thanks to clear-cut and transparent processes, we are able to make and implement decisions quickly and flexibly in the interests of staff, customers and owners alike.
We would like to invite each one of you to become a part of this unique success story stretching back 300 years — a part of the pharmaceuticals business of a strong and independent company in which the human dimension is always central to the management ethos.

As far as possible at this stage, we are pleased to answer any questions you may have about the planned takeover. For some initial information, please refer to our web site at www.merck.de.
Please see this letter as an offer to you, the employees of Schering AG, to help create your own future. We would be delighted if you place your confidence in us.

Jon Baumhauer	Michael Römer
Chairman of the	Chairman of the
Family Board of E. Merck oHG	Executive Board of Merck KGaA
Note regarding forward-looking statements: The information in this document may contain “forward-looking statements”. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business of Schering AG resulting from and following the proposed transaction. These statements are based on the current expectations of management of Merck KGaA and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. Merck KGaA does not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.
The information in this document is neither an offer to purchase nor a solicitation of an offer to sell securities of Schering AG nor a prospectus. At the time the tender offer is commenced, a tender offer statement will be filed with the U.S. Securities and Exchange Commission (SEC) with respect to the tender offer. Investors and holders of securities of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the tender offer filed with the SEC when they become available because they will contain important information. Investors and holders of securities of Schering AG will be able to receive these documents, when they become available, free of charge at the SEC’s web site, www.sec.gov.
This is not an offer of Merck KGaA securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer and management as well as financial statements.